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                                                                    Exhibit 23.2


                         Consent of Independent Auditors

We consent to the reference to our firm in Item 5., "Interests of Named Experts and Counsel," in the Registration Statement (Form S-8) pertaining to the registration of 500,000 shares of The Williams Companies, Inc. common stock to be used in connection with the Pekin Energy Company Savings/Retirement Plan for Hourly Employees and to the incorporation by reference therein of our report dated February 13, 1998, with respect to the consolidated financial statements and schedule of The Williams Companies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



                                                         ERNST & YOUNG LLP

Tulsa, Oklahoma
March 26, 1998